Exhibit 4.4

Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued upon registration of transfer of, or in exchange for, or in lieu of, this Security is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

AON CORPORATION

6.250% Senior Notes due 2040

No. 1	$

CUSIP No.

AON CORPORATION

AON CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum of                        DOLLARS ($                  ) on September 30, 2040 and, subject to Section 16.05 of said Indenture, to pay interest thereon from September 10, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each March 30 and September 30, commencing on March 30, 2011 (each, an “Interest Payment Date”), at the rate of 6.250% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15 or September 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a subsequent record date for the payment of such defaulted interest established by the Company, notice whereof shall be given to Holders of Securities of this series not less than 15 days prior to such subsequent record date, such record date to be not less than five days preceding the date of payment of such defaulted interest, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of Chicago or the Borough of Manhattan, The City of New York, in such coin or currency of the

United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by wire transfer, other electronic means or mailing checks to the address of the Holder entitled thereto as such address shall appear in the Security Register.

The Securities of this series are subject to redemption and repurchase at the option of the respective Holders prior to the stated maturity as described on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 10, 2010

AON CORPORATION

By:
Name:
Title:

Attest:

Name:
Title:

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

Date:	By:
Authorized Officer

This Security is one of a duly authorized series of securities of the Company entitled “6.250% Senior Notes due 2040” (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of September 10, 2010 (herein called the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  The Securities of this series will initially be issued in the aggregate principal amount of $                   .  The Company may, from time to time, without the written consent of or notice to holders of the Securities of this series, create and issue under the Indenture additional securities having the same terms and conditions as the Securities of this series (other than the issue date, the issue price and, to the extent applicable, the first date from which interest on such additional securities shall accrue and the first interest payment date for such additional securities) and such additional securities shall be consolidated with and form a single series with the Securities of this series.

The Company may redeem the Securities of this series, in whole at any time, or in part from time to time, at the Company’s option, on not less than 30 nor more than 90 days’ notice, at a price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below), plus 40 basis points, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date (each such redemption being an “Optional Redemption”).

If the Company has given notice of Optional Redemption as provided herein and in the Indenture and funds for the redemption of any Securities of this series called for Optional Redemption have been made available on the applicable redemption date, such Securities will cease to bear interest on the date fixed for redemption.  Thereafter, the only right of the Holders of such Securities will be to receive payment of the applicable redemption price.

The Company will prepare and mail a notice of an Optional Redemption to each Holder of Securities to be redeemed by first-class mail at least 30 and not more than 90 calendar days prior to the date fixed for such Optional Redemption. On and after the redemption date for an Optional Redemption, interest will cease to accrue on the Securities called for redemption (unless the Company defaults in the payment of the redemption price).

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee is given fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If for any reason (i) the Company’s merger with Hewitt Associates, Inc. pursuant to the Agreement and Plan of Merger dated as of July 11, 2010 (the “Merger Agreement”) (the “Merger”) is not consummated on or prior to March 31, 2011 or the Merger Agreement is terminated at any time prior thereto, the Company will redeem all the Securities of this series on the Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Securities, plus accrued and unpaid interest from the later of the date of initial issuance or the most recent date to which interest has been paid or duly provided for, whichever is later, to but excluding the Special Mandatory Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) (such redemption being the “Special Mandatory Redemption”).

The Company will cause the notice of Special Mandatory Redemption to be mailed, with a copy to the Trustee, within five business days after the occurrence of the event triggering the Mandatory Redemption to each Holder at its registered address. If funds sufficient to pay the redemption price of all Securities to be redeemed on the Special Mandatory Redemption Date are deposited with the paying agent on or before the Special Mandatory Redemption Date, on and after the Special Mandatory Redemption Date, the Securities will cease to bear interest and all rights under the Securities shall terminate.  The provisions relating to Special Mandatory Redemption set forth in this paragraph may not be waived or modified without the written consent of Holders of at least 90% in principal amount of the outstanding Securities of this series.

The “Special Mandatory Redemption Date” means the earlier to occur of (1) April 30, 2011, if the merger has not been completed on or prior to March 31, 2011, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its Optional Redemption right by notifying the Holders of the Securities to that effect, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Securities of this series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Securities on the terms set forth herein. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of the Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (the “Change of Control Payment”).  Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder of the Securities, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.  Such notice shall state, among other things, the purchase date, which date will be no earlier than 30 days and no later than 90 days from the date that notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the applicable Change of Control Payment Date.

Holders of Securities electing to have Securities purchased pursuant to a Change of Control Offer will be required to surrender their Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice, or transfer their Securities to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

•      accept for payment all Securities or portions of such Securities properly tendered pursuant to the Change of Control Offer;

•      deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•      deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officer’s Certificate stating the aggregate principal amount of the Securities or portions of the Securities being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by the Company of the Securities pursuant to the Change of Control Offer have been complied with.

For purposes of the Change of Control Offer provisions of the Securities, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any person, other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s Board of Directors on the date the Securities were initially issued or (2) was nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee.

“Rating Event” means the rating on the Securities is lowered by at least two of the three Rating Agencies and the Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) beginning on the first public notice of the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal amount of and accrued and unpaid interest, if any, on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth therein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Interest on this Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Company shall not be obligated to pay Additional Amounts with respect to the Securities.

All terms used but not defined in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

*     *     *

ASSIGNMENT

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Change of Control Offer, check the box:

☐
Change of Control

If you want to elect to have only part of this Security purchased by the Company pursuant to a Change of Control Offer, state the principal amount (in denominations of $2,000 and integral multiples of $1,000):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee